October 13, 2017

Re: 2017 Indiana Member Director and District-Wide Independent Director Election Results

Dear Member:

The Federal Home Loan Bank of Indianapolis (“FHLBank Indianapolis”) is pleased to announce the results of the 2017 Board of Directors election.

Independent Director District-Wide Election - Two Directors

In the 2017, district-wide election, the members re-elected two incumbent directors. Each of the re-elected directors shall serve a four-year term beginning on January 1, 2018 and ending on December 31, 2021.

Number of Indiana members eligible to vote	171
Number of Michigan members eligible to vote	223
Total members eligible to vote	394
Number of Indiana members casting votes	71
Number of Michigan members casting votes	78
Total members casting votes	149
Total eligible votes for each directorship	4,323,698

Independent Director Elect	City, State	Votes Received
Michael J. Hannigan, Jr. President The Hannigan Company, LLC	Carmel, IN	1,729,822
James L. Logue III Chief Strategy Officer Cinnaire	Lansing, MI	1,835,930

Indiana - Elected Member Director

As previously announced, the FHLBank Indianapolis received one (1) nomination for two (2) open Indiana member directorships. Pursuant to 12 CFR 1261.8(c), the nominee, identified below, was deemed elected without a vote of the Indiana members, and the Board of Directors will vote to fill the remaining seat for which there is no nominee.

Member Director Elect	City, State	Votes Received
Larry W. Myers President & Chief Executive Officer First Savings Bank	Clarksville, IN	No election was conducted since only one certified nomination was received.

Mr. Myers shall serve a four-year term beginning on January 1, 2018 and ending on December 31, 2021.

Thank you for participating in this year's election process. Your contribution ensures sound representation on our Board of Directors for the mutual benefit of the FHLBank Indianapolis and all of the members it serves.

Sincerely,

Michael D. Zaradich
Associate General Counsel and Corporate Secretary